Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2023	2022
Operating Revenues	$3,795,643	$3,471,310

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,903,246	1,389,696
Operations and Maintenance	454,562	472,433
Depreciation	312,955	289,330
Amortization	(76,059)	236,948
Energy Efficiency Programs	222,952	199,484
Taxes Other Than Income Taxes	228,414	220,364
Total Operating Expenses	3,046,070	2,808,255
Operating Income	749,573	663,055
Interest Expense	194,543	153,245
Other Income, Net	88,981	71,561
Income Before Income Tax Expense	644,011	581,371
Income Tax Expense	150,972	136,045
Net Income	493,039	445,326
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$491,159	$443,446

Basic and Diluted Earnings Per Common Share	$1.41	$1.28

Weighted Average Common Shares Outstanding:
Basic	349,217,147	345,156,346
Diluted	349,612,013	345,661,133

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.